For Immediate Release

Copia World Expands to Over 5,000 Stores
Inclusion of Added Product Categories and Countries to Benefit
Travelers and International Shoppers

Hollywood, FL [April 7, 2008] - Pricester.com, Inc. (OTCBB:PRCC), an Internet marketing and technology company, has expanded Copia World, www.copiaworld.com, its international shopping portal to over 5,000 directory listings. Additional categories such as Real Estate and Banking & Finance, and more featured countries such as Israel, contributed to the rapid expansion of the global shopping website. Copia World is designed to give visitors a true international experience by providing rapid access directly to businesses in countries blanketing six continents.

Unlike most other international shopping and travel directories, Copia World is distinctly simple to navigate, and provides the visitor with a more authentic multi-cultural shopping or store-browsing capability.

"Ongoing expansion of Copia World is a critical component for our success. We want visitors to be able to access as much as possible, to have as thorough a shopping experience as we can provide", said Pricester President & CEO, Edward Dillon. "Copia World now includes more than 5,000 listed businesses, representing a literal 'world of
choices' for shoppers and travelers.   As traffic and usage of the
directory builds, Copia World-copiaworld.com-is expected to become increasingly important to visitors and businesses desiring to reach an international consumer", Dillon added.

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Forward Looking Statements
Except for historical matters herein, the matters discussed in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that these statements reflect numerous assumptions and involve risks and uncertainties that may affect Pricester.com, Inc., its business and prospects, and cause actual results to differ materially from these statements. Among these factors are Pricester.com, Inc.'s operations; competition; entry barriers; relationship reliance; technological changes; website demand; competitive ecommerce systems, vendors pricing changes and timing, and supplies of new software.

In light of the risks and uncertainties in these forward-looking statements, they should not be regarded as a representation by Pricester.com, Inc. or any other person that the projected results, objectives or plans will be achieved. Pricester.com, Inc. undertakes no obligation to revise or update the forward-looking statements to reflect events or circumstances after the date hereof.

CONTACT:
          Investor Relations
          Pricester.com
          Ed Dillon, President & CEO
          (954) 272-1200
          edillon@pricester.com